EXHIBIT 21.1

Direct and Indirect Subsidiaries of Sovereign Bancorp, Inc. at October 31, 2005.

Subsidiary	State or other jurisdiction of Incorporation

Sovereign Bank	United States of America
1130 Abstract, Inc.	Pennsylvania
201 Associates, Inc.	Delaware
70 Quincy Avenue, LLC	Massachusetts
CBL Service Corporation	Pennsylvania
Compass REIT Corp.	Massachusetts
Compass REIT Holding, Inc.	Delaware
First Essex Capital Trust I	Delaware
First Essex Capital Statutory Trust II	Connecticut
First Essex Capital, Inc.	Massachusetts
First Essex Securities Corp.	Massachusetts
ML Capital Trust I	Delaware
PBE Companies, LLC	Delaware
RV Marine Funding Corporation	Delaware
Seacoast Capital Trust I	Delaware
Seacoast Capital Trust II	Delaware
Sovereign Agency Massachusetts, LLC	Massachusetts
Sovereign Agency, LLC	New Jersey
Sovereign APEX Co.	Delaware
Sovereign Asset Management LLC	Delaware
Sovereign Auto 2001-A LLC	Delaware
Sovereign Auto Finance 2001-A LLC	Delaware
Sovereign Capital Trust I	Delaware
Sovereign Capital Trust II	Delaware
Sovereign Capital Trust III	Delaware
Sovereign Capital Trust IV	Delaware
Sovereign Charter Limited	Delaware
Sovereign Collateral Management LLC	Delaware
Sovereign Dealer Finance, Inc.	Delaware
Sovereign Dealer Floor Plan Master LLC	Delaware
Sovereign Delaware Investment Corporation	Delaware
Sovereign Facilitation LLC	Delaware
Sovereign Funding Trust	Delaware
Sovereign LMI, Inc.	Rhode Island
Sovereign Precious Metals, LLC	Pennsylvania
Sovereign Real Estate Investment Trust	Delaware
Sovereign REIT Holdings, Inc.	Delaware
Sovereign Securities Corporation, LLC	Pennsylvania
Sovereign SFG, Inc.	Delaware
Sovereign Trust Manager Co.	Delaware
STA, Inc.	Delaware
Sovereign Benefits Consulting, Inc.	Pennsylvania
Sovereign Leasing, LLC	Delaware
Waypoint Brokerage Services, Inc.	Pennsylvania
Waypoint Insurance Group, Inc.	Pennsylvania
Waypoint Settlement Services, Inc.	Pennsylvania
Waypoint Capital Trust I	Delaware
Waypoint Capital Trust II	Delaware
Waypoint Statutory Trust III	Connecticut